Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Financial Results

ELBA, ALABAMA (May 14, 2019)…The National Security Group, Inc. (NASDAQ:NSEC) results for the three months ended March 31, 2019 and 2018, based on U.S. generally accepted accounting principles, were reported today as follows:

Unaudited Consolidated Financial Summary	Three months ended March 31,
	2019	2018
Gross premiums written	$16,936,000	$16,965,000
Net premiums written	$15,600,000	$15,780,000

Net premiums earned	$14,718,000	$15,059,000
Net investment income	962,000	920,000
Net investment gains (losses)	2,120,000	(264,000)
Other income	146,000	161,000
Total Revenues	17,946,000	15,876,000
Policyholder benefits and settlement expenses	9,023,000	9,427,000
Amortization of deferred policy acquisition costs	980,000	803,000
Commissions	2,033,000	2,060,000
General and administrative expenses	2,332,000	2,003,000
Taxes, licenses and fees	687,000	649,000
Interest expense	295,000	302,000
Total Benefits, Losses and Expenses	15,350,000	15,244,000
Income Before Income Taxes	2,596,000	632,000
Income tax expense	153,000	161,000
Net Income	$2,443,000	$471,000
Income Per Common Share	$0.97	$0.19
Reconciliation of Net Income to non-GAAP Measurement
Net income	$2,443,000	$471,000
Income tax expense	153,000	161,000
Investment (gains) losses, net	(2,120,000)	264,000
Pretax Income From Operations	$476,000	$896,000

Management Commentary on Results of Operations

Summary:
For the three months ended March 31, 2019, net income for the Company totaled $2,443,000, $0.97 income per share, compared to net income of $471,000, $0.19 income per share, for the three months ended March 31, 2018; a year o ver year increase of $1,972,000. The increase in net income was primarily driven by an increase in investment gains on our investment in company owned life insurance. Pretax income from operations for the first quarter of 2019 totaled $476,000 compared to a pretax income from operations of $896,000 in the first quarter of 2018. The primary reason for the $420,000 decrease in pretax income from operations in the first quarter of 2019, compared to the same period in 2018, was a $341,000 decrease in net premiums earned. The decline in net premiums earned was due to an increase in ceded premium related to higher cost of catastrophe reinsurance in our P&C segment.

Premium Revenue:
For the three-month period ended March 31, 2019, net premiums earned were down $341,000 at $14,718,000 compared to $15,059,000 during the same period in 2018. The decrease in premium revenue was primarily driven by a decline in net earned premium in the P&C segment of $270,000. The decline in gross earned premium was primarily attributable to a decrease in our surplus lines business in coastal Louisiana. In addition, as mentioned previously, ceded premium was up $144,000 or 8.9%, in the first quarter of 2019, compared to the same period in 2018 due to an increase in cost of our catastrophe reinsurance.

Investment Gains (Losses):
Investment gains for the three-month period ended March 31, 2019 were $2,120,000 compared to investment losses of $264,000 for the three-month period ended March 31, 2018. The primary reason for the increase in first quarter 2019 investment gains compared to the first quarter 2018 investment loss was a gain on company owned life insurance (COLI) of $1,792,000.

In 2018, due to a change in GAAP, unrealized gains and losses on equity investments are required to be reported as a component of investment gains/losses on the statement of operations. These amounts were previously reported as a component of Other Comprehensive Income. For the three months ended March 31, 2019, investment losses include a $126,000 increase in accumulated gains on equity securities held for investment. This increase in accumulated gains was driven by an overall improvement in stock market values experienced in the first quarter of 2019.

Net Income:
For the quarter ended March 31, 2019, the Company had net income of $2,443,000, $0.97 income per share, compared to net income of $471,000, $0.19 income per share, for the same period in 2018. The primary reason for the increase in first quarter 2019 earnings compared to first quarter 2018 earnings was the gain on company owned life insurance mentioned previously.

Pretax Income from Operations:
For the three-month period ended March 31, 2019, our pretax income from operations was $476,000 compared to a pretax income from operations of $896,000 for the three-month period ended March 31, 2018; a decrease of $420,000. The primary reason for the decrease in pretax income from operations in the first quarter of 2019 compared to the same period in 2018 was a decrease in net premiums earned driven by an increase in ceded premium related to our catastrophe reinsurance.

P&C Segment Combined Ratio:
For the quarter ended March 31, 2019, the P&C segment had a GAAP combined ratio of 99.1%. Reported claims from cat events totaling $955,000 combined with reported claims from non-catastrophe wind and hail totaling $2,081,000 increased the P&C segment combined ratio in the first quarter of 2019 by 22.9 percentage points. In comparison, for the quarter ended March 31, 2018, the P&C segment had a GAAP combined ratio of 97.0%. Reported claims from cat events totaling $758,000 combined with reported claims from non-catastrophe wind and hail totaling $1,159,000 increased the P&C segment combined ratio in the first quarter of 2018 by 14.2 percentage points. Partially offsetting the increase in catastrophe losses and non-cat wind and hail losses in the first quarter of 2019 was a decrease in fire related losses of $1,289,000 compared to the same period in the prior year.

Selected Balance Sheet Highlights	March 31, 2019	December 31, 2018
	UNAUDITED
Invested Assets	$116,690,000	$112,690,000
Cash	$7,418,000	$5,676,000
Total Assets	$149,839,000	$144,231,000
Policy Liabilities	$78,635,000	$77,988,000
Total Debt	$14,355,000	$14,352,000
Accumulated Other Comprehensive Income (Loss)	$189,000	$(1,570,000)
Shareholders' Equity	$49,942,000	$45,866,000
Book Value Per Share	$19.76	$18.15

Management Commentary on Financial Position

Invested Assets:
Invested assets as of March 31, 2019 were $116,690,000 compared to $112,690,000 as of December 31, 2018. The increase in invested assets was primarily due to $1,709,000 in cash flow from operating activities enabling additional investment in the fixed income investment portfolio.

Cash:
The Company, primarily through its insurance subsidiaries, had $7,418,000 in cash and cash equivalents at March 31, 2019, compared to $5,676,000 at December 31, 2018. The increase in cash in the first quarter of 2019, compared to 2018, was due to positive cash flow from insurance operations.

Total Assets:
Total assets as of March 31, 2019 were $149,839,000 compared to $144,231,000 at December 31, 2018. Positive cash flow from insurance operations contributed to an increase in purchases of fixed maturity securities and increases in market value of or portfolio of fixed maturity securities further contributed to the increase in total assets for the first quarter of 2019.

Policy Liabilities:
Policy related liabilities were $78,635,000 at March 31, 2019, compared to $77,988,000 at December 31, 2018; an increase of $647,000 or 0.8%. The primary reason for the increase in policy liabilities in the first quarter of 2019 compared to 2018 was an increase in unearned premium. This increase in unearned premium is seasonal as we typically issue and renew a larger number of annual insurance contracts during the first and second quarters of each year compared to the remainder of the year.

Debt Outstanding:
Total debt at March 31, 2019 was virtually unchanged at $14,355,000 compared to $14,352,000 at December 31, 2018.

Shareholders' Equity:
Shareholders' equity as of March 31, 2019 was $49,942,000, up $4,076,000 compared to December 31, 2018 Shareholders' equity of $45,866,000. Book value per share was $19.76 at March 31, 2019, compared to $18.15 per share at December 31, 2018, an increase of $1.61 per share. The primary factors contributing to the increase in both book value per share and Shareholders' equity were net income of $2,443,000 and accumulated other comprehensive income of $1,759,000. Offsetting the increase in Shareholders' equity was shareholder dividends of $126,000.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property & casualty (P&C) and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners, and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.